Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-213908), and Form S-8 (333-174819, 333-182578, 333-210833, and 333-213248) of SELLAS Life Sciences Group, Inc. (the “Company”) of our report dated April 13, 2018, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California

April 13, 2018